Exhibit 24.1

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Edward F. Lonergan and Joseph F. Smorada, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign JohnsonDiversey Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006 and any and all amendments thereto, and to file the same, with all exhibits and schedules thereto, and other documents therewith, with the Securities and Exchange Commission, and hereby grants unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 22nd day of March, 2007.

/s/ Edward F. Lonergan	/s/ Joseph F. Smorada
Edward F. Lonergan Chief Executive Officer, President and Director	Joseph F. Smorada Vice President and Chief Financial Officer

/s/ S. Curtis Johnson III	/s/ Todd C. Brown
S. Curtis Johnson III Director and Chairman	Todd C. Brown Director

/s/ Irene M. Esteves	/s/ Robert M. Howe
Irene M. Esteves Director	Robert M. Howe Director

/s/ Helen Johnson-Leipold	/s/ Clifton D. Louis
Helen Johnson-Leipold Director	Clifton D. Louis Director

/s/ Norman Clubb	/s/ Neal R. Nottleson
Norman Clubb Director	Neal R. Nottleson Director

/s/ John Rice	/s/ Reto Wittwer
John Rice Director	Reto Wittwer Director